Exhibit 99.1

Theriva™ Biologics Announces Upcoming Presentations at Medical Meetings

- VCN-01 expanded mPDAC data from VIRAGE Phase 2b trial to be presented at ESMO 2025 -

- SYN-004 Interim blinded safety and pharmacokinetic data to be presented at IDWeek 2025 -

Rockville, MD, October 13, 2025 – Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced upcoming presentations at the European Society for Medical Oncology (ESMO 2025) Annual Congress and at Infectious Diseases Week (IDWeek) 2025 Annual Meeting.

VCN-01 upcoming mini-oral presentation at ESMO 2025

Expanded data from the VIRAGE trial investigating VCN-01 (zabilugene almadenorepvec) are to be presented at a mini oral session at the ESMO 2025 Congress:

•	Presenting author: Dr. Rocío Garcia-Carbonero, Hospital 12 de Octubre, Madrid, Spain
•	Title: VIRAGE trial: randomized Phase IIb, open-label, study of Nab-Paclitaxel and Gemcitabine with/without intravenous VCN-01 in Patients with Metastatic Pancreatic Cancer (mPDAC)
•	Abstract #: 2216MO
•	Date and time: Monday, October 20, 2025, 09:28 a.m. CEST
•	Session: Mini oral session 2, GI Tumors Upper digestive
•	Location: Bonn Auditorium - Hall 7.1c, Messe Berlin, Berlin, Germany

SYN-004 upcoming poster presentation at IDWeek 2025

Previously disclosed blinded safety and pharmacokinetic (PK) data from the ongoing Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). These data will be presented at ID Week 2025:

•	Presenting Author: Erik R. Dubberke, MD, Professor of Medicine, Clinical Director, Transplant Infectious Diseases, Washington University School of Medicine in St. Louis
•	Title: Safety and tolerability of SYN-004 in allogeneic haematopoietic cell transplant (HCT) recipients receiving meropenem (MER) or piperacillin/tazobactam (P/T)
•	Abstract #: P-104
•	Date and time: Monday, October 20, 2025 from 12:15 to 1:30 p.m US EDT
•	Location: Poster Hall B4-5, Georgia World Congress Center, Atlanta, Georgia

About VCN-01

VCN-01 (zabilugene almadenorepvec) is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in clinical trials of different cancers, including pancreatic ductal adenocarcinoma (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About SYN-004 (ribaxamase)

SYN-004 (ribaxamase) is an oral prophylactic therapy designed to degrade certain IV beta-lactam antibiotics within the GI tract and maintain the natural balance of the gut microbiome for the prevention of Clostridioides difficile infection (CDI), overgrowth of pathogenic organisms, the emergence of antimicrobial resistance (AMR) and acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. Allogeneic HCT recipients routinely receive long courses of IV beta-lactam antibiotics to treat infection following conditioning therapy. Antibiotic-mediated damage of the gut microbiome in allogeneic HCT recipients may lead to adverse outcomes including CDI, VRE colonization and potentially fatal bacteremia and aGVHD. A previously completed placebo-controlled Phase 2b clinical trial of 412 patients demonstrated SYN-004 protected the gut microbiome from antibiotic-mediated dysbiosis. Patients who received SYN-004 also demonstrated significantly better maintenance and recovery of the gut microbiome as well as lower incidences of new colonization by opportunistic and potentially pathogenic microorganisms such as VRE.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates are: (1) VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

For further information, please contact:

Investor Relations:
Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com